EXHIBIT 99.1

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Message from Bill Harrison

August 12, 2002

Dear Colleague,

One of the tests of leadership is adjusting to changing standards thoughtfully and in consideration of the interests of all of our constituents: clients, employees and shareholders.

Today, we are announcing a series of actions designed to meet new, emerging standards. As always, everything we do is based on our values -- especially integrity. As we continue to review our policies and procedures, we will advise you of any changes and the reasons for those changes.

Certified Financial Statements. Today, Dina Dublon and I certified the financial statements of JPMorgan Chase as required under new laws and regulations. As I have said on a number of occasions, I am very comfortable with this new requirement -- we have always believed that our names were on the line every time we filed a financial statement. It has long been our goal to be a leader in our financial disclosures. As standards for these disclosures change, we intend to remain at the forefront.

Policy Review Office. We have created a Policy Review Office, led by Michael Patterson, which is supported by the Commitments group and integrated with regional Policy Review Committees in the lines of business. This new structure will formalize and strengthen our process for examining transactions and products in terms of appropriateness, ethics and reputational risk. Among its other responsibilities, this office will help ensure that we do not participate in transactions that are not properly disclosed by our clients.

Expensing Options. We will expense all stock options granted to employees beginning January 2003. We are announcing this decision today in partnership with the Financial Services Forum -- an organization comprised of 21 CEOs of the largest, most diversified financial services firms in the U.S. -- because we believe it would be best for investors to have consistency across our industry. This will have a somewhat larger impact on us than on some other firms because we are one of the few companies that offer an options program to almost all employees. We estimate the firm's expense at approximately $.07 per share for 2003 and approximately $0.20 per share when fully phased in.

Adoption of Investment Protection Principles. Regarding equity research, we have adopted procedures to conform to the six "Investment Protection Principles" for investment banks that were recently announced by New York Attorney General Spitzer, New York State Comptroller McCall, North Carolina Treasurer Moore and California State Treasurer Angelides. We look forward to working with regulators, our clients and market participants to develop industry standards and meet market expectations in this regard.

401(k) Matching Choices. We are making a change relating to employee stock ownership in our 401(k) Plan. Currently, 50% of matching contributions are required to be invested in JPMorgan Chase Common Stock until a participant attains age 40 and five years of service. Commencing October 2002, participants may choose to invest the entire value of any matching contributions they receive among the plan's 22 investment funds. This modification will allow participants to diversify their investments and decide for themselves appropriate levels of ownership of our stock.

Executive Committee Stock Ownership. Executive Committee members own significant shares of our stock. Stock ownership guidelines for Executive Committee members require that each executive retain 75% of the net shares of stock received from stock grants and options. Over the past several weeks, all members of the Executive Committee and other senior managers have purchased more than 120,000 shares of our stock.

While all of these actions are new, it is important to keep in mind that we are at the forefront on all aspects of corporate governance. I am the only member of management on our Board of Directors. All of the key committees - Audit, Compensation, Risk Policy, Governance and Public Policy - consist only of outside Directors. In addition, our outside Directors meet twice a year without me present and all Board members have complete access to management. Earlier this year, to help ensure the independence of our auditors, we adopted a policy that prohibits any new engagements of the firm's external auditors for non-core auditing services or consulting.

These are certainly challenging times for American business, for our industry and for our firm. Throughout our 200-year history we have successfully met many such challenges -- supported by a strong and diverse franchise, the quality of a large and global client base and the leadership of our people. If we continue to stay focused on our clients, trust one another and maintain our high ethical standards, I am quite confident that once again we will emerge stronger than before.

BILL